February 19, 2004
CERTIFICATE OF TABULATION
Delaware Investments
Growth and Income Fund
2005 Market Street
Philadelphia, PA 19103

Re: Delaware Growth and Income Fund

We hereby certify that, as of the close of business on October 31, 2003, the records supplied to us show 35,574,575.801 shares of Delaware Growth and Income Fund in respect to the meeting of shareholders of said fund to be held on February 19, 2004.
Management Information Services, an ADP
Company has tabulated 18,382,008.914
shares, which is 51.672% of the outstanding shares. A breakdown of the vote, by proposal, is attached.
At your request, we have tabulated the
proxies received, but do not guarantee the authenticity of the signatures thereon, or assume any responsibility for the legality of any proxy.
Sincerely,
MANAGEMENT INFORMATION
SERVICES, an ADP COMPANY

Doreen B. Hudson Project Administrator
Enclosures

Management Information Services 60
Research Road  Hingham, MA 02043
PHONE- 877-868-3647  FAX, 781-740-
3735 Email: mis@misadp.com





SHAREHOLDER RESPONSE
SUMMARY REPORT
DEIAWARE FUNDS
GROWTH AND INCOME FUND
February 19, 2004

To approve an Agreement and Plan of
Reorganization between the Trust, on
behalf of the Fund, and Delaware Group
Equity Funds II, on behalf of Delaware
Decatur Equity Income Fund (the "Decatur
Equity Income Fund"), that provides for: (i) the acquisition of substantially all of the assets of the Fund in exchange for shares of the Decatur Equity Income Fund and
Decatur Equity Income Fund's assumption
of the Fund's liabilities; and (ii) the
dissolution of the Fund.


                     Shares     Outstanding   Voted
                                         Shares        Shares

Affirmative
       16,661,873.811      46.836%    90.642%
Against
            747,193.451         2.101%    4.065%
Abstain
            972,941.652         2.735%     5.293%
TOTA.L
        18,382,008.914      51.672% 100.000%

Management Information Services  6O
Research Road  Hinghom, MA 02043
PHONE:877-866-3647  FAX: 781-740-
3735 E-rnail: mis@mis -adp.com


SHAREHOLDER RESPONSE
SUMMARY REPORT
DELAWARE FUNDS
GROWTH AND INCOME FUND
February 19, 2004

FUND TOTALS:                          SHARES

RECORD TOTAL               35,574,575.801

VOTED SHARES               18,382,008.914

 PERCENT  VOTED                      51.672%


Management Information Services  6O
Research Road  Hinghom, MA 02043
PHONE:877-866-3647  FAX: 781-740-
3735 E-rnail: mis@mis -adp.com